Exhibit 99.1

The Neiman Marcus Group Reports Record First Quarter Earnings

    DALLAS--(BUSINESS WIRE)--Dec. 3, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) today reported financial results for the first quarter of fiscal year 2004. For the 13 weeks ended November 1, 2003, the Company reported total revenues of $825 million compared to $734 million in the prior year. Net earnings were $56 million, or $1.16 per diluted share in the first quarter of fiscal year 2004 compared to $29 million, or $0.59 per diluted share, in the first quarter of fiscal year 2003. Earnings before change in accounting principle for the first quarter of fiscal year 2003 were $43 million, or $0.90 per diluted share. Earnings before change in accounting principle improved 30 percent from the first quarter of fiscal year 2003 to the first quarter of fiscal year 2004.
    "I am very pleased with our first quarter earnings results," said Burton M. Tansky, President and Chief Executive Officer. "The combination of strong sales, improved gross margin and continued expense control resulted in record first quarter sales and earnings."
    Mr. Tansky continued, "Of particular note, all of our business segments, including brand development, reported exceptional results, supported by strong sales across a wide range of our merchandise offerings. I commend our entire team for their efforts and continued commitment to outstanding customer service and merchandise leadership."
    The Company currently anticipates comparable revenues for the second quarter of fiscal year 2004 to increase 7% - 9%.

    Business Segments

    First quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $671 million, compared to $601 million in the previous year, which represents an increase of 10.6 percent at Neiman Marcus Stores and
18.3 percent at Bergdorf Goodman. Comparable revenues for Neiman Marcus Stores increased 8.2 percent for the first quarter of fiscal year 2004. First quarter fiscal year 2004 operating earnings for the Specialty Retail Stores segment were $91 million compared to $74 million in the first quarter of fiscal year 2003.
    Neiman Marcus Direct, the Company's direct marketing operation, reported first quarter fiscal year 2004 revenues of $128 million compared to $114 million in the previous year. Operating earnings for Neiman Marcus Direct were $11 million in the first quarter of fiscal year 2004 compared to $7 million in the first quarter of fiscal year 2003.
    The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands and corporate expenses.

    Fiscal Year 2003 Change in Accounting Principle

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in the first quarter of fiscal year 2003. Based upon the valuation results of its third party appraisal experts, the Company recorded a pretax charge of approximately $24 million in the first quarter of fiscal year 2003 as a result of implementing the fair value model of the new accounting standard.
    A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com on Wednesday, December 3, 2003 beginning at 4:00 p.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group website at www.neimanmarcusgroup.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. These forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.



                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

(in thousands)                                 November 1, November 2,
                                                  2003        2002
                                               ----------- -----------
ASSETS
-----------------------------------------------
Current assets:
   Cash and cash equivalents                   $  127,524  $   67,278
   Undivided interests in NMG Credit Card
    Master Trust                                  314,138     270,303
   Accounts receivable                             33,075      29,040
   Merchandise inventories                        830,319     821,040
   Other current assets                            73,345      61,240
                                               ----------- -----------
      Total current assets                      1,378,401   1,248,901
                                               ----------- -----------

Property and equipment, net                       674,970     677,680
Other assets                                      112,655     105,822
                                               ----------- -----------
Total assets                                   $2,166,026  $2,032,403
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------
Current liabilities:
   Notes payable and current maturities of
    long-term liabilities                      $    2,252  $    1,163
   Accounts payable                               266,889     266,366
   Accrued liabilities                            323,188     292,947
                                               ----------- -----------
      Total current liabilities                   592,329     560,476
                                               ----------- -----------

Long-term liabilities:
   Revolving credit facility borrowings                 -      50,000
   Notes and debentures                           249,739     249,716
   Other long-term liabilities                    114,463      80,506
                                               ----------- -----------
      Total long-term liabilities                 364,202     380,222
                                               ----------- -----------

Minority interest                                   9,700       7,796

Total shareholders' equity                      1,199,795   1,083,909
                                               ----------- -----------
Total liabilities and shareholders' equity     $2,166,026  $2,032,403
                                               =========== ===========




                     THE NEIMAN MARCUS GROUP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                                                First Quarter Ended
                                             -------------------------
                                              November 1,  November 2,
(in thousands, except per share data)            2003         2002
                                             ------------- -----------

Revenues                                     $    824,863   $ 734,083
Cost of goods sold including buying and
 occupancy costs                                  508,412     453,931
Selling, general and administrative expenses      219,162     204,908
                                             ------------- -----------

Operating earnings                                 97,289      75,244

Interest expense                                    3,462       3,594
                                             ------------- -----------

Earnings before income taxes, minority
 interest and change in accounting principle       93,827      71,650
Income taxes                                       36,592      27,585
                                             ------------- -----------
Earnings before minority interest and change
 in accounting principle                           57,235      44,065
Minority interest in net earnings of
 subsidiaries                                      (1,010)       (740)
                                             ------------- -----------

Earnings before change in accounting
 principle                                         56,225      43,325

Change in accounting principle - writedown
 of intangible assets, net of taxes                     -     (14,801)
                                             ------------- -----------

Net earnings                                 $     56,225   $  28,524
                                             ============= ===========

Weighted average number of common and common
 equivalent shares outstanding:
      Basic                                        47,624      47,696
                                             ============= ===========
      Diluted                                      48,396      47,970
                                             ============= ===========

Basic earnings per share:
   Earnings before change in accounting
    principle                                $       1.18   $    0.91
   Change in accounting principle -
    writedown of intangible assets, net of
    taxes                                               -       (0.31)
                                             ------------- -----------
   Basic earnings per share                  $       1.18   $    0.60
                                             ============= ===========

Diluted earnings per share:
     Earnings before change in accounting
      principle                              $       1.16   $    0.90
   Change in accounting principle -
    writedown of intangible assets, net of
    taxes                                               -       (0.31)
                                             ------------- -----------
   Diluted earnings per share                $       1.16   $    0.59
                                             ============= ===========




                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)

SEGMENTS:                                 First Quarter Ended
                                      ----------------------------
                                       November 1,    November 2,
(in millions)                             2003           2002
                                    --------------  ------------
REVENUES:
Specialty Retail Stores                $      671    $      601
Direct Marketing                              128           114
Other (1)                                      26            19
                                    --------------  ------------
Total                                  $      825    $      734
                                    ==============  ============

OPERATING EARNINGS (LOSSES):
Specialty Retail Stores                        91    $       74
Direct Marketing                               11             7
Other (1)                                      (5)           (6)
                                    --------------  ------------
Total                                  $       97    $       75
                                    ==============  ============


OTHER DATA:                               First Quarter Ended
                                    ------------------------------
                                       November 1,     November 2,
(in millions)                             2003            2002
                                    --------------  --------------
Capital Expenditures                   $       22    $       44
Depreciation                                   21            20

(1) Other includes the results of operations of Kate Spade LLC, Gurwitch Products, LLC and corporate expenses.

    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-743-7625
                 or
             Stacie Shirley, 214-757-2967